Exhibit 99.1

Synopsys Appoints Former Deloitte Executive Peter Shimer to Board of Directors and Announces Board Transitions

Sunnyvale, Calif., February 19, 2026 – Synopsys, Inc. (NASDAQ: SNPS) today announced the appointment of Peter A. Shimer to its board of directors. Shimer brings four decades of experience at international public accounting firm Deloitte where he held numerous executive roles, including serving as its interim chief executive officer (CEO). During his tenure on the Deloitte executive committee and under his financial stewardship, the firm increased annual revenue by more than 135% to $30 billion. Shimer’s appointment is effective immediately, and he will serve on the board’s audit committee.

“Pete is an expert at advising executive teams on complex business matters from strategy, to financials, to corporate governance,” said Sassine Ghazi, president and CEO of Synopsys. “He will be an excellent addition to the board as we continue to transform Synopsys to empower engineers across industries with leading solutions that help them design and deliver AI-powered products from silicon to systems.”

Shimer currently serves as the executive committee chair of the Cancer Artificial Intelligence Alliance (CAIA), a consortium of four leading academic medical centers focused on building the world’s most comprehensive and sophisticated cancer laboratories, using AI and a federated learning platform to advance cancer research and clinical outcomes. He previously served in a variety of senior executive roles including chief operating officer and chief financial officer at Deloitte. In addition, he was unanimously selected to serve as the interim CEO of Deloitte in 2022 and 2023. He was responsible for driving improvements in Deloitte’s operational performance and strategic initiatives, including the expansion and development of Deloitte University and the global implementation of Deloitte’s enterprise resource planning (ERP) system. Shimer also serves on the board of Alaska Airlines. He holds a BA in accounting from the University of Washington.

“It’s an honor and an exciting time to join the Synopsys board,” said Shimer. “R&D teams across industries are increasingly designing silicon-powered, software-defined and AI-enhanced systems. Synopsys has never had a greater opportunity to provide essential solutions that make modern innovation possible. I look forward to partnering with the board and the leadership team to advance Synopsys’ mission to empower innovation that drives human advancement.”

Synopsys also announced the board’s decision not to renominate Luis Borgen and Dr. Ajei Gopal for re-election to the board, which reflects the board’s commitment to ongoing director refreshment. Mr. Borgen and Dr. Gopal will continue to serve on the board through Synopsys’ 2026 annual meeting of stockholders.

“Luis and Ajei have been great partners in transforming and positioning Synopsys as a powerful leader in the growing silicon-to-systems engineering market. We’re very grateful for their leadership and wish them continued success in their next chapters,” said Aart de Geus, executive chair and founder of Synopsys. “With the Ansys integration well underway, and with Pete strengthening an already exceptional team, these transitions underscore the Board’s own thoughtful evaluation and commitment to continued refreshment and forward evolution.”

About Synopsys

Synopsys, Inc. (Nasdaq: SNPS) is the leader in engineering solutions from silicon to systems, enabling customers to rapidly innovate AI-powered products. We deliver industry-leading silicon design, IP, simulation and analysis solutions, and design services. We partner closely with our customers across a wide range of industries to maximize their R&D capability and productivity, powering innovation today that ignites the ingenuity of tomorrow. Learn more at www.synopsys.com.

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Contacts

Media	Cara Walker

cara@synopsys.com

corp-pr@synopsys.com